SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549
                   -------------------------------------------
                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 33-98178

                     MATZEL & MUMFORD MORTGAGE FUNDING, INC.
                          ----------------------------
             (Exact Name of Registrant as specified in its charter)

                                100 Village Court
                            Hazlet, New Jersey 07730
                                 (732) 888-1055
                                 --------------
          (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                         INTERMEDIATE TERM SECURED NOTES
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


   Rule 12g-4(a)(1)(i)         [ ]               Rule 12h-3(b)(1)(ii)        [ ]
   Rule 12g-4(a)(1)(ii)        [ ]               Rule 12h-3(b)(2)(i)         [ ]
   Rule 12g-4(a)(2)(i)         [ ]               Rule 12h-3(b)(2)(ii)        [ ]
   Rule 12g-4(a)(2)(ii)        [ ]               Rule 15d-6                  [X]
   Rule 12h-3(b)(1)(i)         [ ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of Securities Exchange Act of 1934, Matzel & Mumford Mortgage Funding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     MATZEL & MUMFORD MORTGAGE FUNDING, INC.




                                      JONATHAN FISHER
DATE:  June 30, 1999              By:-------------------------------------------
                                     Jonathan Fisher
                                     Chief Financial Officer